Filed Pursuant to Rule 424(b)(5)
Registration No. 333-258047
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered(1)	Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.0001 par value	5,175,000	$113.00	$584,775,000	$63,798.95

(1)
Includes shares of Common Stock that may be purchased by the underwriters pursuant to their option to purchase additional shares of Common Stock.

(2)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

4,500,000 Shares
NATERA, INC.
COMMON STOCK

We are offering 4,500,000 shares of our common stock. Our common stock is listed on The Nasdaq Global Select Market under the symbol “NTRA.” The last reported sale price of our common stock on July 21, 2021 was $117.09 per share.
Investing in our common stock involves risk. See “Risk Factors” beginning on page 6 of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.
	Price to public	Underwriting discounts and commissions(1)	Proceeds to Natera, Inc., before expenses
Per Share	$113.0000	$6.4975	$106.5025
Total	$508,500,000	$29,238,750	$479,261,250

(1)
See the section entitled “Underwriting” for a description of the compensation payable to the underwriters.

We have granted the underwriters the right to purchase up to an additional 675,000 shares at the public offering price, less underwriting discounts and commissions.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares to purchasers on or about July 26, 2021.

Morgan Stanley	Goldman Sachs & Co. LLC	Cowen	SVB Leerink
Baird	BTIG	Craig-Hallum
July 21, 2021.

Neither we nor the underwriters have authorized anyone to provide you with any information other than the information contained or incorporated by reference in this prospectus or any free writing prospectus prepared by or on behalf of us in connection with this offering to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. The information contained or incorporated by reference in this prospectus or any such free writing prospectus provided in connection with this offering is accurate only as of the date thereof, regardless of the time of delivery of such document or of any sale of our common stock. Our business, financial condition and results of operations may have changed since those dates. It is important for you to read and consider all the information contained in this prospectus, including the documents incorporated by reference herein or any free writing prospectus prepared by or on behalf of us in connection with this offering, in making your investment decision.
Neither we nor the underwriters are offering to sell, or seeking offers to buy, shares of our common stock in any jurisdictions where offers and sales are not permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.
In this prospectus, unless otherwise indicated or the context otherwise requires, the terms “Natera,” “Company,” “we,” “us” and “our” refer to Natera, Inc.

i

FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning our future results of operations and financial position, strategy and plans, and our expectations for future operations. Forward-looking statements include all statements that are not historical facts and, in some cases, can be identified by terms such as “anticipate,” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” or the negative version of these words and similar expressions.
Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including those described in “Risk Factors” included elsewhere in this prospectus and in the documents that are incorporated by reference herein. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our beliefs and assumptions only as of the date of this prospectus, or, in the case of any document incorporated by reference herein in this prospectus, as of the date of such document. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. You should read this prospectus and the documents incorporated by reference herein completely and with the understanding that our actual future results may be materially different from what we expect.
These forward-looking statements include, but are not limited to, statements concerning the following:
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our expectations regarding revenue, expenses and other operating results, including our preliminary estimates for the three months ended June 30, 2021;

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our expectation that, for the foreseeable future, a significant portion of our revenues will be derived from sales of Panorama and Horizon;

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our ability to increase demand for Panorama and Horizon, obtain favorable coverage and reimbursement determinations from third-party payers, and expand geographically;

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our expectation that Panorama will be adopted for broader use in average-risk pregnancies and for the screening of microdeletions and that third-party payer reimbursement will be available for these applications, including our expectations regarding the results of our SNP based Microdeletion and Aneuploidy RegisTry, or SMART, Study and our expectations that the results from such study may support broader use and reimbursement for the use of Panorama in average risk pregnancies and for microdeletions;

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the extent and duration of the impact of the COVID-19 pandemic on our business, results of operations, stock price, or overall financial condition;

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our expectations of the reliability, accuracy, and performance of our tests, as well as expectations of the benefits of our tests to patients, providers, and payers;

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our ability to successfully develop additional revenue opportunities and expand our product offerings to include new tests;

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our efforts to successfully develop and commercialize our oncology and organ health products;

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the effect of improvements in our cost of goods sold;

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our estimates of the total addressable markets for our current and potential product offerings;

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our ability and expectations regarding obtaining, maintaining and expanding third-party payer coverage of, and reimbursement for, our tests;

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the effect of changes in the way we account for our revenue;

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our ability to successfully commercialize our products through strategic or commercial partnerships, such as our agreements with BGI Genomics Co., Ltd. and Foundation Medicine, Inc., and our ability to enter into additional partnerships in the future;

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the scope of protection we establish and maintain for, and developments or disputes concerning, our intellectual property or other proprietary rights;

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our ability to successfully compete in the markets we serve;

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our reliance on collaborators such as medical institutions, contract laboratories, laboratory partners, and other third parties;

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our ability to operate our laboratory facility and meet expected demand, and to successfully scale our operations;

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our reliance on a limited number of suppliers, including sole source suppliers, which may impact our ability to maintain a continued supply of laboratory instruments and materials and to run our tests;

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our expectations of the rate of adoption of Panorama, Horizon and of any of our other current or future tests by laboratories, clinics, clinicians, payers, and patients;

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our ability to complete clinical studies and publish compelling clinical data in peer-reviewed medical publications regarding Panorama and any of our future tests, including our SMART study and our ongoing and planned trials in oncology and transplant rejection;

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our reliance on our partners to market and offer our tests in the United States and in international markets;

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our estimates regarding our costs and risks associated with our international operations and international expansion;

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our ability to retain and recruit key personnel;

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our reliance on our direct sales efforts;

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our expectations regarding acquisitions, dispositions and other strategic transactions, including as described under the section titled “Use of Proceeds”;

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our expectations regarding the conversion of our outstanding 2.25% convertible senior notes due 2027, or the Convertible Notes, in the aggregate principal amount of $287.5 million and our ability to make debt service payments under the Convertible Notes if such Convertible Notes are not converted;

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our ability to fund our working capital requirements;

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our compliance with federal, state, and foreign regulatory requirements;

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the factors that may impact our financial results;

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anticipated trends and challenges in our business and the markets in which we operate;

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whether we will elect to exercise the option we have to acquire certain assets of a third party and, if exercised, whether that acquisition will be consummated and meet our expectations; and

•
the anticipated use of the net proceeds from this offering.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus, which is part of the registration statement. This prospectus, and any document incorporated by reference herein, do not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and to its exhibits. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and in each instance we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers.
We file periodic and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains periodic and current reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. Our website address is www.natera.com. The information on our website, or the information that can be accessed through our website, however, is not, and should not be deemed to be, a part of this prospectus.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference herein is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (except the information contained in such documents to the extent “furnished” and not “filed”) and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (except the information contained in such documents to the extent “furnished” and not “filed”):
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

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the information in our Definitive Proxy Statement on Schedule 14A, filed on April 13, 2021, to the extent incorporated by reference herein into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

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our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021;

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our Current Reports on Form 8-K as filed with the SEC on May 10, 2021, May 28, 2021 and July 20, 2021; and

•
the description of our Common Stock contained in our Registration Statement File No. 001-37478 on Form 8-A as amended and filed with the SEC on June 26, 2015, including any amendment or report filed for the purpose of updating such description.

We will provide without charge upon written or oral request a copy of any or all of the documents that are incorporated by reference herein into this prospectus, other than exhibits which are specifically incorporated by reference herein into such documents. Requests should be directed to our Investor Relations department at Natera, Inc., 13011 McCallen Pass, Building A, Suite 100, Austin, Texas 78753. Our telephone number is (650) 249-9090.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein into this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus (or in any document incorporated by reference herein therein) or in any other subsequently filed document that is or is deemed to be incorporated by reference herein into this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

v

PROSPECTUS SUMMARY
You should read the following summary together with the entire prospectus and the documents incorporated by reference herein, including our consolidated financial statements and related notes as well as any free writing prospectus prepared by us or on our behalf. You should carefully consider, among other things, the matters discussed in the sections entitled “Risk Factors” included in or incorporated by reference in this prospectus.
NATERA, INC.
Overview
We are a diagnostics company with proprietary molecular and bioinformatics technology that we are applying to change the management of disease worldwide. Our cell-free DNA, or cfDNA, technology combines our novel molecular assays, which reliably measure many informative regions across the genome from samples as small as a single cell, with our statistical algorithms which incorporate data available from the broader scientific community to identify genetic variations covering a wide range of serious conditions with best-in-class accuracy and coverage. Our technology has been proven clinically and commercially in the women’s health space, in which we develop and commercialize non- or minimally- invasive tests to evaluate risk for, and thereby enable early detection of, a wide range of genetic conditions, such as Down syndrome. We are now translating our success in women’s health and applying our core technology to the oncology market, in which we are commercializing a personalized blood-based DNA test to detect molecular residual disease and monitor disease recurrence, as well as to the organ health market, initially with a test to assess kidney transplants for rejection. We seek to enable even wider adoption of our technology through our global cloud-based distribution model. In addition to our direct sales force in the United States, we have a global network of over 100 laboratory and distribution partners, including many of the largest international laboratories.
Since 2009, we have launched a comprehensive suite of 11 products in the women’s health space, as well as products in oncology and in organ health. We intend to continue to launch new products in the future.
We launched Panorama, our non-invasive prenatal test, or NIPT, in 2013 and have since gone from being the fourth company to enter the NIPT market to being the market leader by volume in the United States. We launched our Horizon carrier screening test in 2012. Panorama and Horizon together represent the significant majority of our revenues. Our revenues were $391.0 million in 2020 compared to $302.3 million in 2019 and $257.7 million in 2018. Our product revenues, which are primarily generated from testing in women’s health, were $367.2 million, $269.9 million and $240.4 million for the years ended December 31, 2020, 2019 and 2018, respectively. Our net losses increased to $229.7 million in 2020 from $124.8 million in 2019 and $128.2 million in 2018.
In reproductive health, oncology and transplant rejection, the use of blood-based tests offers significant advantages over older methods, but the significant technological challenge is that such testing requires the measurement of very small amounts of relevant genetic material circulating—fetal DNA in reproductive health, tumor DNA in oncology, and donor DNA in transplant rejection—within a much larger blood sample. Our approach combines proprietary molecular biology and computational techniques to measure genomic variations in tiny amounts of DNA, as small as a single cell. Our molecular biology techniques are based on measuring thousands of single nucleotide polymorphisms, or SNPs, simultaneously using massively multiplexed polymerase chain reaction, or mmPCR, to multiplex, or target, many thousands of regions of the genome simultaneously in a single test reaction. Our method avoids losing molecules, which can happen when samples are split into separate reaction tubes, so that relevant variants can be detected. We believe our approach represents a fundamental advance in molecular biology. In reproductive health, this approach is distinct from the approach employed with other commercially available NIPTs, which use first-generation “quantitative”, or counting, methods to compare the relative number of sequence reads from a chromosome of interest to a reference chromosome. Based on extensive data published in the journals Obstetrics & Gynecology, American Journal of Obstetrics & Gynecology, Prenatal Diagnosis, and others, we believe Panorama is the most accurate NIPT commercially available in the United States. In oncology, our assay has demonstrated the ability to detect circulating tumor DNA, or ctDNA, with a high degree of sensitivity and specificity, and we believe it is the only ctDNA test that is custom designed for, informed by and specific to, the tumor DNA for each patient. In transplant rejection, published studies of our test performance in both clinical and analytical validation report higher sensitivity and higher area under the curve, or AUC, than both the current standard of care and the current commercially available test. The current standard of care in transplant rejection detection uses functional impairment assessed by serum creatinine or estimated glomerular filtration rate, or eGFR, which are clinically accepted but potentially inaccurate approaches for assessing active transplant rejection.
For a description of our business, financial condition, results of operations and other important information regarding us and our business, we refer you to our filings with the SEC, incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”
Recent Developments
Preliminary Estimates for the Three Months Ended June 30, 2021
On July 19, 2021, we reported preliminary results for the second quarter of 2021. Our consolidated financial statements as of, and for the three months ended, June 30, 2021 are not yet available. Accordingly, the information presented below reflects our preliminary estimates subject to the completion of our financial closing procedures and any adjustments that may result from the completion of the quarterly review of our consolidated financial statements. As a result, these preliminary estimates may differ from the actual results that will be reflected in our consolidated financial statements for the quarter ended June 30, 2021 when they are completed and publicly disclosed. These preliminary estimates may change and those changes may be material.
Our expectations with respect to our unaudited results for the period discussed below are based upon management estimates and are the responsibility of management. Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to these preliminary results and, accordingly, does not express an opinion or any other form of assurance about them.
Our revenue growth rate in the second quarter of 2021 was the largest year on year growth in our history as a publicly traded company. We expect total revenues for the second quarter of 2021 will range from $138 million to $141 million, compared with total revenues of $86.5 million for the second quarter of 2020, which represents approximately 60% year on year growth. We expect product revenues for the second quarter of 2021 will range from $135 million to $137 million, compared with product revenues of $80.4 million for the second quarter of 2020, which represents approximately 70% year on year growth.
Our volume growth rate in the second quarter of 2021 was also the largest year on year growth in our history as a publicly traded company. During the second quarter of 2021, we processed approximately 370,000 tests, compared to approximately 234,000 tests processed during the second quarter of 2020, which represents approximately 58% year on year growth.
We also expect that during the second quarter of 2021, our Women’s Health business will be our first business unit to achieve cash flow breakeven* operations, which represents a major milestone for the Company.
We expect to recognize a loss from operations of approximately $113 million to $117 million for the second quarter of 2021, compared to a loss from operations of $51.7 million for the second quarter of 2020, reflecting our increased research and development and selling, general and administrative costs in support of the commercialization of our new product offerings, which are expected to continue in subsequent quarters.
Because these financial results are only preliminary estimates and are based on information available to management as of the date of this prospectus, these expectations could change. See “Risk Factors—Risks

*
We determined estimated positive cash flow for the Women’s Health business by considering the preliminary revenues derived from our Women’s Health products in the second quarter of 2021, less estimated cost of revenues for the Women’s Health products and estimated operating expenses allocated to the Women’s Health business in the second quarter of 2021. These estimates exclude non-cash expenses, such as stock-based compensation.

Related to This Offering—Our preliminary financial estimates represent management’s current estimates and are subject to change.”
Complete quarterly results as of, and for the three months ended, June 30, 2021 will be included in our Quarterly Report on Form 10-Q for the three months ended June 30, 2021.
Signatera
In March 2021, the U.S Food and Drug Administration, or FDA, granted Breakthrough Device Designations for two additional intended uses of Signatera in Phase III clinical trials, as a companion diagnostic to two different cancer therapies. The FDA previously designated Signatera as a Breakthrough Device for use in the post-surgical detection and quantification of ctDNA in patients previously diagnosed with certain types of cancer and in combination with certain drugs.
Prospera
In April 2021, the Centers for Medicare & Medicaid Services Molecular Diagnostics Program, or MOLDX, published a local coverage decision to provide Medicare coverage for molecular diagnostic tests to assess solid organ transplants. This coverage decision, effective for services performed beginning June 6, 2021, adds to existing coverage for the Prospera kidney transplant test, establishing a pathway to future coverage in a broad range of organ transplants if specified criteria are met.
Corporate Information
We were initially formed in California as Gene Security Network, LLC in November 2003. We were incorporated in Delaware in January 2007, and we changed our name to Natera, Inc. in January 2012. Our principal executive offices are located at 13011 McCallen Pass, Building A, Suite 100, Austin, Texas 78753, and our telephone number is (650) 249-9090. Our website address is www.natera.com. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider any information on, or accessible through, our website as part of this prospectus.
Natera, Panorama, Horizon, Anora, Vistara, Signatera, Prospera and other trademarks or service marks of Natera appearing in this prospectus are the property of Natera. This prospectus contains additional trade names, trademarks and service marks of ours and of other companies. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

THE OFFERING
Common stock offered by
Natera
4,500,000 shares of common stock.
Common stock to be outstanding after this offering
91,929,785 shares of common stock (92,604,785 shares if the underwriters exercise their option to purchase additional shares in full).
Option to purchase additional shares
We have granted to the underwriters the option, exercisable for 30 days from the date of this prospectus, to purchase up to 675,000 additional shares of our common stock.
Use of proceeds
We intend to use the net proceeds from this offering for working capital and general corporate purposes and continued investments in research and development for our core technology and development of our product offerings. In addition, we may use a portion of the net proceeds for acquisitions of complementary businesses, technologies or other assets. See “Use of Proceeds.”
Risk factors
Investing in our common stock involves a high degree of risk. See “Risk Factors” and other information included or incorporated into this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our securities.
The Nasdaq Global Select Market Symbol
NTRA
The number of shares of common stock that will be outstanding after this offering is based on 87,429,785 shares outstanding as of March 31, 2021, and excludes:
•
4,658,060 shares of common stock issuable upon the vesting and settlement of restricted stock units outstanding as of March 31, 2021;

•
6,265,470 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2021, with a weighted-average exercise price of $14.09 per share;

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239,994 shares of common stock issuable upon the exercise of options granted between April 1, 2021 and June 30, 2021, with a weighted-average exercise price of $94.16 per share;

•
175,400 shares of common stock issuable upon the vesting and settlement of restricted stock units granted between April 1, 2021 and June 30, 2021; and

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8,454,015 shares of common stock, subject to increase on an annual basis, reserved for future grant or issuance under our stock-based compensation plans, consisting of:

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5,408,049 shares of common stock as of March 31, 2021 reserved for future grants under our 2015 Equity Incentive Plan, or the 2015 Plan; and

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3,045,966 shares of common stock as of March 31, 2021 reserved for future issuance under our 2015 Employee Stock Purchase Plan, or the 2015 ESPP.

•
any shares issuable upon conversion of the Convertible Notes.

Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase additional shares.

SUMMARY FINANCIAL DATA
The following tables set forth a summary of our historical financial data as of and for the periods presented. The summary historical financial data set forth below includes the results of operations and balance sheet data as of March 31, 2021 and three months ended March 31, 2021 and 2020, and the years ended, and as of, December 31, 2020, 2019 and 2018. The summary financial data as of March 31, 2021 and three months ended March 31, 2021 and 2020 have been derived from our unaudited condensed financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which is incorporated herein by reference. The summary historical financial data as of and for each of the three years in the period ended December 31, 2020 have been derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated herein by reference. The unaudited condensed financial data have been prepared on a basis consistent with our audited financial statements, and in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation. Historical results are not necessarily indicative of the results to be expected in the future, and results for the three months ended March 31, 2021 are not necessarily indicative of results to be expected for the full year ended December 31, 2021.
The information below should be read in conjunction with (i) our financial statements (and notes thereto) contained in our Annual Report on Form 10-K for the year ended December 31, 2020 and our unaudited condensed financial statements (and notes thereto) contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and (ii) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 in our Annual Report on Form 10-K for the year ended December 31, 2020, and Part I, Item 2 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, each incorporated by reference herein.
(in thousands, except per share data)	Three months ended March 31, (unaudited)		Year ended December 31,
	2021	2020	2020	2019	2018
Selected Consolidated Statement of Operations Data:
Total revenues	$152,316	$94,012	$391,005	$302,328	$257,654
Total cost and expenses	215,333	128,884	607,282	418,615	372,282
Interest expense and other income (expense), net	(702)	(477)	(7,520)	(6,541)	(13,205)
Loss on debt extinguishment	—	—	(5,848)	—	—
Income tax expense	(134)	(23)	(98)	(1,999)	(321)
Net loss	$(63,853)	$(35,372)	$(229,743)	$(124,827)	$(128,154)
Net loss per share, basic and diluted	$(0.74)	$(0.45)	$(2.84)	$(1.79)	$(2.22)
	As of March 31, 2021 (unaudited)	As of December 31,
		2020	2019
Selected Consolidated Balance Sheet Data:
Cash, cash equivalents and restricted cash	$65,289	$48,855	$61,981
Short-term investments	588,446	688,606	379,065
Inventory	23,676	20,031	12,394
Property and equipment, net	40,177	33,348	23,283
Total assets	893,512	932,153	582,656
Debt	329,523	252,547	123,779
Total liabilities	521,067	445,917	303,945
Total stockholders’ (deficit) equity	372,445	486,236	278,711

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described in this section and in the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with all of the other information contained in this prospectus or any document incorporated by reference herein and any free writing prospectus that we may authorize for use in connection with this offering. The risks described in this prospectus or any document incorporated by reference herein are not the only risks facing us. Additional risks and uncertainties not currently known or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. Many of the following risks and uncertainties and those contained in the documents incorporated by reference herein are, and will be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result. If any of the unfavorable events or circumstances described in the risk factors actually occurs, our business may suffer, the trading price of our common stock and other securities could decline, and you could lose all or part of your investment.
Risks Relating to This Offering
Our management team may invest or spend the net proceeds of this offering in ways with which you may not agree or in ways which may not yield significant return.
Our management will have broad discretion over the use of the net proceeds from this offering. We currently intend to use the net proceeds from this offering for working capital and general corporate purposes and continued investments in research and development for our core technology and development of our product offerings. In addition, we may use a portion of the net proceeds for acquisitions of complementary business, technologies or other assets. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for working capital and corporate purposes that do not increase our operating results or enhance the value of our common stock.
Our preliminary financial estimates represent management’s current estimates and are subject to change.
The preliminary financial information contained in “Prospectus Summary—Recent Developments—Preliminary Estimates for the Three Months Ended June 30, 2021” are only preliminary estimates and are based on information available to management as of the date of this prospectus and these estimates could change. Our actual financial results as of, and for the three months ended, June 30, 2021 are subject to the completion of our financial statements as of such date, and for such period. Such actual financial results will not be available until after this offering is completed and, consequently, will not be available to you prior to investing in this offering. Our actual financial results as of, and for the three months ended, June 30, 2021 may differ materially from the preliminary financial results we have provided as a result of completion of our final adjustments, review by our independent registered public accountants and other developments arising between now and the time that our financial results for such period are finalized. Our independent registered public accountants have not audited, reviewed or performed any procedures with respect to such preliminary estimates and accordingly do not express an opinion or any other form of assurance with respect thereto. Complete results as of, and for the three months ended, June 30, 2021 will be included in our Quarterly Report on Form 10-Q for the three months ended June 30, 2021. See the other risks described in this section and “Special Note Regarding Forward-Looking Statements” for additional information regarding factors that could result in differences between these preliminary and the actual financial results we will report for the three months ended June 30, 2021.

USE OF PROCEEDS
We estimate that the net proceeds to us from the issuance of our common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $478.8 million, or approximately $550.7 million if the underwriters exercise their option to purchase additional shares in full.
We currently intend to use the net proceeds from this offering for working capital and general corporate purposes and continued investments in research and development for our core technology and development of our product offerings. In addition, we may use a portion of the net proceeds for acquisitions of complementary businesses, technologies or other assets. For example, we have entered into a development and option agreement with a third party that requires the third party to use its best efforts to perform an agreed-upon development plan and provides us with an exclusive option to purchase the third party’s assets. We paid the third party $10 million for conducting the development work and for entering into the agreement, and if we elect to exercise our option, we have agreed to pay the third party an additional $290 million for certain assets. There is no assurance that the development plan will be successful, or that we will elect to exercise our option to purchase the third party’s assets or, if we exercise this option, that we will derive the anticipated benefits from the acquisition of these assets. We are not identifying the third party or providing additional information related to the terms of the potential acquisition or the nature of the third party’s business because we have determined that public disclosure of such information would jeopardize the potential acquisition.
We have not yet determined the manner in which we will allocate the net proceeds from this offering, including whether we will exercise our option to acquire assets from the third party, and as a result, management will have broad discretion in the allocation and use of the net proceeds. Pending the application of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.
DIVIDEND POLICY
No cash dividends have ever been paid or declared on our common stock. We currently intend to retain all future earnings, if any, for use in our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors our board of directors may deem relevant.

CAPITALIZATION
The following table sets forth our cash and cash equivalents, restricted cash and capitalization as of March 31, 2021, as follows:
•
on an actual basis; and

•
on an as adjusted basis to give effect to the issuance and sale by us of 4,500,000 shares in this offering, at the public offering price of $113.00 per share, and the receipt of the net proceeds from our sale of these shares, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us (assuming no exercise of the underwriters’ option to purchase additional shares).

You should read this table in conjunction with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes appearing in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 which is incorporated by reference in this prospectus.
	As of March 31, 2021
	Actual(1)	As Adjusted(1)
	(in thousands)
	(unaudited)
Cash and cash equivalents	$65,126	$543,952
Restricted Cash	163	163
Long-term debt financing	279,471	279,471
Stockholders’ equity
Preferred stock, par value $0.0001 per share: 50,000 shares authorized, no shares issued and outstanding, actual and as adjusted
Common stock, par value $0.0001 per share: 750,000 shares authorized, 87,430 shares issued and outstanding, actual and 750,000 shares authorized, 91,930 shares issued and outstanding, as adjusted(1)	9	9
Additional paid-in capital	1,356,212	1,835,038
Accumulated deficit	(986,973)	(986,973)
Accumulated other comprehensive income	3,197	3,197
Total stockholders’ equity	372,445	851,271
Total capitalization	$651,916	$1,130,742

(1)
The number of shares in the table above excludes the following:

•
4,658,060 shares of common stock issuable upon the vesting and settlement of restricted stock units outstanding as of March 31, 2021;

•
6,265,470 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2021, with a weighted-average exercise price of $14.09 per share;

•
239,994 shares of common stock issuable upon the exercise of options granted between April 1, 2021 and June 30, 2021, with a weighted-average exercise price of $94.16 per share;

•
175,400 shares of common stock issuable upon the vesting and settlement of restricted stock units granted between April 1, 2021 and June 30, 2021; and

•
8,454,015 shares of common stock, subject to increase on an annual basis, reserved for future grant or issuance under our stock-based compensation plans, consisting of:

•
5,408,049 shares of common stock as of March 31, 2021 reserved for future grants under our 2015 Plan;

•
3,045,966 shares of common stock as of March 31, 2021 reserved for future issuance under our 2015 ESPP; and

•
any shares issuable upon conversion of the Convertible Notes.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a general discussion of the material U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. holders (as defined below) who acquire such shares in this offering and hold such shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code, (generally, property held for investment). For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:
•
an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, or any other corporation treated as such;

•
an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons,” as defined under the Code, have the authority to control all substantial decisions of the trust or (ii) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is based on current provisions of the Code, existing, temporary and proposed Treasury regulations promulgated thereunder, or Treasury Regulations, judicial opinions, published positions of the Internal Revenue Service, or the IRS, and other applicable authorities, all of which are subject to change (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of the unearned income Medicare contribution tax any U.S. federal estate and gift taxes, any U.S. alternative minimum taxes or any state, local or non-U.S. taxes. This discussion may not apply, in whole or in part, to particular non-U.S. holders in light of their individual circumstances or to non-U.S. holders subject to special treatment under the U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers or dealers in securities, “controlled foreign corporations,” “passive foreign investment companies,” non-U.S. holders that hold our common stock as part of a straddle, conversion transaction or other integrated investment and certain U.S. expatriates).
If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner therein will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership holding our common stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.
THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. PROSPECTIVE INVESTORS IN OUR COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, ESTATE, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

DIVIDENDS
In general, the gross amount of any distribution we make to a non-U.S. holder with respect to its shares of our common stock will be subject to U.S. withholding tax at a rate of 30% to the extent the distribution constitutes a dividend for U.S. federal income tax purposes, unless the non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable tax treaty and the non-U.S. holder provides proper certification of its eligibility for such reduced rate. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent any distribution does not constitute a dividend, it will be treated first as reducing the adjusted basis in the non-U.S. holder’s shares of our common stock and then, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our common stock, as gain from the sale or exchange of such stock. Any such gain will be subject to the treatment described below in “—Gain on Sale or Other Disposition of Common Stock.”
Dividends we pay to a non-U.S. holder that are effectively connected with its conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a U.S. permanent establishment of such non-U.S. holder) will not be subject to U.S. tax withholding, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net-income basis, at regular U.S. federal income tax rates. Dividends received by a foreign corporation that are effectively connected with its conduct of a trade or business within the United States may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).

GAIN ON SALE OR OTHER DISPOSITION OF COMMON STOCK
In general, and subject to the discussions below regarding backup withholding and FATCA, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the non-U.S. holder’s shares of our common stock unless:
•
the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder);

•
the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•
we are or have been a “U.S. real property holding corporation” (as defined in the Code) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition and such non-U.S. holder’s holding period of our common stock.

Gain that is effectively connected with the conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax on a net-income tax basis, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our common stock will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by U.S.-source capital losses. We believe that we are not, and we do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.
NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING ANY APPLICABLE TAX TREATIES THAT MAY PROVIDE FOR DIFFERENT RULES.
Withholdable Payments to Foreign Financial Entities and Other Foreign Entities
Under provisions of the Code known as the Foreign Account Tax Compliance Act, or FATCA, withholding tax of 30% applies to certain payments to foreign financial institutions, investment funds and certain other non-U.S. persons that fail to comply with certain information reporting and certification requirements pertaining to their direct and indirect U.S. securityholders and/or U.S. accountholders and do not otherwise qualify for an exemption. Under applicable Treasury Regulations and Internal Revenue Service guidance, this withholding currently applies to payments of dividends, if any, on, and, subject to the proposed Treasury Regulations discussed below, gross proceeds from the sale or other disposition of, our common stock. An intergovernmental agreement between the U.S. and a foreign country may modify the requirements described in this paragraph.
Although withholding under existing FATCA regulations would also apply to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.
Backup Withholding, Information Reporting and Other Reporting Requirements
The applicable withholding agent must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.
A non-U.S. holder will generally be subject to backup withholding with respect to dividends on our common stock paid to such holder unless the non-U.S. holder certifies under penalties of perjury that,

among other things, it is not a U.S. person (and the payor does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person) or otherwise establishes an exemption.
Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes of its shares of common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the Internal Revenue Service and impose backup withholding on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. person (and the payer does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person) or otherwise establishes an exemption.
Backup withholding is not an additional income tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

UNDERWRITING
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:
Name	Number of Shares
Morgan Stanley & Co. LLC	1,440,000
Goldman Sachs & Co. LLC	1,260,000
Cowen and Company, LLC	675,000
SVB Leerink LLC	675,000
Robert W. Baird & Co. Incorporated	258,750
BTIG, LLC	135,000
Craig-Hallum Capital Group LLC	56,250
Total	4,500,000
The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares except to the extent such option is exercised as described below. The underwriting compensation in connection with this offering will not exceed 8% of the gross proceeds of the offering.
The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at that price less a concession not in excess of $3.8985 per share. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives. Sales of the shares made outside of the United States may be made by affiliates of the underwriters.
We have granted to the underwriters an option to purchase additional shares, exercisable for 30 days from the date of this prospectus, to purchase up to 675,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option to purchase additional shares is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.
The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 675,000 shares of common stock.
	Per Share	Total
		No Exercise	Full Exercise
Public offering price	$113.0000	$508,500,000.00	$584,775,000.00
Underwriting discounts and commissions	6.4975	29,238,750.00	33,624,562.50
Proceeds, before expenses, to us	$106.5025	$479,261,250.00	$551,150,437.50
The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $435,000.

Our common stock is listed on The Nasdaq Global Select Market under the trading symbol “NTRA.”
We and our directors and executive officers, during the period ending 60 days after the date of this prospectus, (the “restricted period”), have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC on behalf of the underwriters, we and they will not:
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock or publicly disclose the intention to engage in any such transaction; or

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, without the prior written consent of Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC on behalf of the underwriters, (i) our directors and officers will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock and (ii) we will not file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock. In addition, our directors and officers agreed and consented to the entry of stop transfer instructions with our transfer agent and registrar against the transfer of each such person’s shares of common stock except in compliance with the below restrictions.
The restrictions described in the immediately preceding paragraph do not apply to us with respect to:
•
the sale of shares by us pursuant to the underwriting agreement;

•
our issuance of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of and disclosed in this prospectus;

•
our issuance of common stock or restricted stock units pursuant to employee benefit plans described in our filings with the Securities and Exchange Commission incorporated by reference in this prospectus; provided that if such shares or other securities vest during the restricted period, the recipient signs and delivers a lock-up agreement;

•
our filing of a registration statement on Form S-8 with respect to employee benefit plans described in our filings with the Securities and Exchange Commission incorporated by reference in this prospectus; and

•
our sale or issuance of or entry into an agreement to sell or issue shares of common stock in connection with our acquisition of one or more businesses, products or technologies or in connection with joint ventures, commercial relationships or other strategic transactions; provided that (i) the aggregate number of shares of common stock that we may sell or issue or agree to sell or issue may not exceed 5% of the total number of shares of common stock outstanding immediately following the closing of the offering and (ii) each recipient of these shares of common stock executes and delivers a lock-up agreement.

The restrictions described in the preceding paragraph do not apply to our executive officers and directors with respect to:
•
transactions by a securityholder relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, is required or voluntarily made in connection with subsequent sales of the common stock or other securities acquired in such open market transactions;

•
the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the

Exchange Act, if any, is required or voluntarily made by or on behalf of the person or us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period;
•
the sale of shares of common stock pursuant to a 10b5-1 trading plan (provided that such plan was established prior to the execution of the lockup agreement); provided that any filing under Section 16(a) of the Exchange Act that is made in connection with any such sales during the restricted period shall state that such sales have been executed under a 10b5-1 trading plan and shall also state the date such 10b5-1 trading plan was adopted;

•
transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock (i) as a bona fide gift, charitable contribution, will, or intestacy (ii) to an immediate family member or a trust for the direct or indirect benefit of the transferor or such immediate family of the transferor, (iii) to any corporation, partnership, or business entity controlled or managed, or under common control or management by the transferor or the immediate family of the transferor, or (iv) by a stockholder that is a trust to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust, provided in each case that (a) each donee, transferee or distributee signs and delivers a lock-up agreement and (b) no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares shall be required or voluntarily made during the restricted period;

•
distributions by a partnership, limited liability company or corporation of shares of common stock or any security convertible into common stock to general or limited partners, members or stockholders of such partnership, limited liability company or corporation or transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock to another corporation, partnership or other business entity that controls, is controlled by or is under common control with a partnership, limited liability company or corporation; provided that in the case of any transfer or distribution pursuant to this bullet, (a) each donee, transferee or distributee signs and delivers a lock-up agreement and (b) no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares shall be required or voluntarily made during the restricted period;

•
the exercise of options to purchase common stock granted under any stock incentive plan or stock purchase plan described in this prospectus, provided that the underlying shares shall continue to be subject to the restrictions on transfer set forth in the lock-up agreement; provided further that if any filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made during the restricted period such filing shall clearly indicate in the footnotes thereto that no shares were sold by the transferor and that the shares received upon exercise of the stock option are subject to a lock-up agreement with the underwriters;

•
the transfer of common stock or any security convertible into common stock to us upon a vesting event of our securities or upon the exercise of options to purchase our securities on a “cashless” or “net exercise” basis or to cover tax withholding obligations of the transferor in connection with such vesting or exercise, provided that if any filing under Section 16(a) of the Exchange Act reporting a disposition of shares of common stock or other public announcement shall be required or shall be made voluntarily in connection with such vesting or exercise, such filing shall clearly indicate in the footnotes thereto that such disposition of shares was solely to us;

•
the sale of shares of common stock underlying restricted stock units held by the signatory that are vested and settled to satisfy income tax withholding and remittance obligations in connection with the vesting of such restricted stock units that are outstanding as of the date of the prospectus;

•
the transfer to the Company of common stock or any security convertible into common stock granted under any stock incentive plan or stock purchase plan of the Company described in this prospectus pursuant to agreements under which we have the option to repurchase such shares or a right of first refusal with respect to transfers of such shares;

•
the transfer of common stock or any security convertible into common stock that occurs pursuant to a qualified domestic order or in connection with a divorce settlement, provided that each transferee signs and delivers a lock-up agreement and provided further that any filing required to be made under Section 16(a) of the Exchange Act shall state that such transfer is by operation of law, pursuant to a qualified domestic order or in connection with a divorce settlement; and
•
the transfer of shares of common stock or any security convertible into common stock pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the common stock involving a involving a change of control of the company, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the common stock beneficially owned by the signatory and initially transferred as described in this bullet, shall remain subject to the restrictions on transfer set forth in the lock-up agreement.

Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above at any time.
In order to facilitate this offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.
In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on The Nasdaq Global Select Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The Nasdaq Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.
We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area, each a Relevant State, no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(a) to any legal entity which is a qualified investor as defined under the Prospectus Regulation;
(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or
(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
We have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of us or the underwriters.
United Kingdom
In relation to the United Kingdom, no shares of common stock have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares that either (i) has been approved by the Financial Conduct Authority, or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provision in Regulation 74 of the Prospectus (Amendment etc.) (EU Exit) Regulations 2019, except that offers of shares may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:
(a) to any legal entity which is a qualified investor as defined under in Article 2 of the UK Prospectus Regulation;
(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation); or
(c) in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (the “FSMA”),
provided that no such offer of shares shall require the Issuer or any representative to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any relevant state means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
We have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of us or the underwriters.
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in Article 2 of the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the FSMA.
Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
Hong Kong
The shares of our common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Israel
This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Israeli Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the shares of common stock is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.
Singapore
Singapore SFA Product Classification — In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Each representative has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each representative has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:
(a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time, or the SFA) pursuant to Section 274 of the SFA;
(b) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; or
(c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:
i)
to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 276(4)(i)(B) of the SFA;

ii)
where no consideration is or will be given for the transfer;

iii)
where the transfer is by operation of law;

iv)
as specified in Section 276(7) of the SFA; or

v)
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Japan
The shares of our common stock have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Australia
This prospectus:
•
does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

•
has not been, and will not be, lodged with the Australian Securities and Investments Commission, or ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•
does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in sec-tion 761G of the Corporations Act and applicable regulations) in Australia; and

•
may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The shares of our common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.
As any offer of shares under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.
Switzerland
The shares of our common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Dubai International Financial Centre, or DIFC
This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.
Canada
The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS
The validity of the shares of common stock offered by this prospectus will be passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Redwood City, California. Davis Polk & Wardwell LLP, Menlo Park, California is representing the underwriters in this offering.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of our internal control over financial reporting as of December 31, 2020, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

4,500,000 Shares
COMMON STOCK

PROSPECTUS

July 21, 2021
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